Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4110	January 28, 2016
No. 1378

Coherent, Inc. Reports First Fiscal Quarter Results Including Record Bookings

SANTA CLARA, CA, January 28, 2016 -- Coherent, Inc. (NASDAQ, COHR), a world leader in lasers and laser-based technology for scientific, commercial and industrial customers, today announced financial results for its first fiscal quarter ended January 2, 2016.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	January 2, 2016	October 3, 2015	December 27, 2014
GAAP Results
(in millions except per share data)
Bookings	$273.0	$205.4	$162.5
Net sales	$190.3	$209.6	$200.6
Net income	$20.3	$27.3	$17.4
Diluted EPS	$0.84	$1.10	$0.69

Non-GAAP Results
(in millions except per share data)
Net income	$23.9	$31.2	$21.9
Diluted EPS	$0.99	$1.25	$0.87

FIRST FISCAL QUARTER DETAILS

For the first fiscal quarter ended January 2, 2016, Coherent announced net sales of $190.3 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $20.3 million, or $0.84 per diluted share. These results compare to net sales of $200.6 million and net income of $17.4 million, or $0.69 per diluted share, for the first quarter of fiscal 2015.

Non-GAAP net income for the first quarter of fiscal 2016 was $23.9 million, or $0.99 per diluted share. Non-GAAP net income for the first quarter of fiscal 2015 was $21.9 million, or $0.87 per diluted share. Reconciliations of GAAP to non-GAAP financial measures for the three months ended January 2, 2016, October 3, 2015 and December 27, 2014 appear in the financial statements portion of this release under the heading “Reconciliation of GAAP to Non-GAAP net income."

Exhibit 99.1

Net sales for the fourth quarter of fiscal 2015 were $209.6 million and net income, on a GAAP basis, was $27.3 million, or $1.10 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2015 was $31.2 million, or $1.25 per diluted share.

Record bookings received during the first fiscal quarter ended January 2, 2016 of $273.0 million increased 68.0% from $162.5 million in the same prior year period and increased by 32.9% compared to bookings of $205.4 million in the immediately preceding quarter.

The book-to-bill ratio was 1.43, and ending backlog expected to ship in the next 12 months was $370.0 million at January 2, 2016, compared to a backlog of $309.5 million at October 3, 2015 and a backlog of $295.9 million at December 27, 2014.

"We have recently been highlighting a developing investment cycle in OLED production capacity. A number of orders were placed for our Vyper™ Linebeam systems in December that contributed to record setting quarterly bookings. Order inflow for large format (i.e., Linebeam 1000’s and larger) systems has continued into the current quarter. We are on track to set a new bookings record for the March quarter and we are expecting another tranche of orders in the second half of fiscal 2016,” said John Ambroseo, Coherent’s President and Chief Executive Officer. “We are making incremental capacity investments for system testing and integration in Göttingen, Germany and optics fabrication in Richmond, California that will enable us to meet delivery commitments beginning in the June quarter and running through at least calendar 2017. We believe we can support long-term service needs in our existing refurbishment centers,” Ambroseo added.

Coherent ended the quarter with cash, cash equivalents and short term investments of $336.2 million, an increase of $10.7 million from cash, cash equivalents and short term investments of $325.5 million at October 3, 2015.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company's website at http://www.coherent.com/Investors/. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on the Company's website. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Exhibit 99.1

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended
	January 2, 2016	October 3, 2015	December 27, 2014

Net Sales	$190,275	$209,622	$200,615
Cost of sales(A)(B)(D)(E)	106,377	118,628	118,296
Gross profit	83,898	90,994	82,319
Operating expenses:
Research & development(A)(B)	19,140	19,988	19,173
Selling, general & administrative(A)(B)	36,774	36,052	38,141
Gain from business combination(C)	—	(1,316)	—
Amortization of intangible assets(D)	701	658	696
Total operating expenses	56,615	55,382	58,010
Income from operations	27,283	35,612	24,309
Other expense, net(B)	(222)	(1,876)	(685)
Income before income taxes	27,061	33,736	23,624
Provision for income taxes(F)	6,775	6,434	6,194
Net income	$20,286	$27,302	$17,430

Net income per share:
Basic	$0.85	$1.11	$0.70
Diluted	$0.84	$1.10	$0.69

Shares used in computations:
Basic	23,996	24,632	24,936
Diluted	24,236	24,914	25,197

(A)	Stock-based compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-based compensation expense	Three Months Ended
	January 2, 2016	October 3, 2015	December 27, 2014
Cost of sales	$605	$593	$597
Research & development	426	531	330
Selling, general & administrative	2,714	3,371	3,463
Impact on income from operations	$3,745	$4,495	$4,390

For the quarters ended January 2, 2016, October 3, 2015 and December 27, 2014, the impact on net income, net of tax was $3,394 ($0.14 per diluted share), $3,253 ($0.13 per diluted share) and $3,960 ($0.16 per diluted share), respectively.

Exhibit 99.1

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other expense, net. Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)	Three Months Ended
	January 2, 2016	October 3, 2015	December 27, 2014
Cost of sales	$33	$(55)	$14
Research & development	132	(236)	83
Selling, general & administrative	702	(1,301)	428
Impact on income from operations	$867	$(1,592)	$525

For the quarters ended January 2, 2016, October 3, 2015 and December 27, 2014, the impact on other expense, net from gains or losses on deferred compensation plan assets was income of $932, expense of $1,467 and income of $449, respectively.

(C)	For the quarter ended October 3, 2015, the gain from business combination was $1,316 ($0.05 per diluted share).

(D)
For the quarters ended January 2, 2016, October 3, 2015 and December 27, 2014, the impact of amortization of intangibles expense was $2,092 ($1,448 net of tax ($0.06 per diluted share)), $2,068 ($1,643 net of tax ($0.07 per diluted share)) and $2,180 ($1,607 net of tax ($0.06 per diluted share)), respectively.

(E)	For the quarter ended October 3, 2015, the impact of inventory step-up costs related to acquisitions was $579 ($366 net of tax ($0.01 per diluted share)).

(F)
The quarter ended January 2, 2016 and December 27, 2014, included $1,221 ($0.05 per diluted share) and $1,118 ($0.04 per diluted share) non-recurring tax benefit from the renewal of the R&D tax credit for fiscal 2015 and 2014, respectively.

Exhibit 99.1

Summarized balance sheet information is as follows (unaudited, in thousands):

	January 2, 2016	October 3, 2015
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$336,174	$325,515
Accounts receivable, net	144,595	142,260
Inventories	158,006	156,614
Prepaid expenses and other assets	32,733	28,294
Total current assets	671,508	652,683
Property and equipment, net	99,732	102,445
Other assets	214,116	213,819
Total assets	$985,356	$968,947

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$5,000	$—
Accounts payable	28,858	33,379
Other current liabilities	89,776	89,211
Total current liabilities	123,634	122,590
Other long-term liabilities	51,483	49,939
Total stockholders’ equity	810,239	796,418
Total liabilities and stockholders’ equity	$985,356	$968,947
Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands (other than per share data), net of tax):

	Three Months Ended
	January 2, 2016	October 3, 2015	December 27, 2014
GAAP net income	$20,286	$27,302	$17,430
Stock-based compensation expense	3,394	3,253	3,960
Amortization of intangible assets	1,448	1,643	1,607
Inventory step-up on acquisition	—	366	—
Non-recurring tax benefit	(1,221)	—	(1,118)
Gain from business combination	—	(1,316)	—
Non-GAAP net income	$23,907	$31,248	$21,879
Non-GAAP net income per diluted share	$0.99	$1.25	$0.87

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to anticipated bookings for the March quarter and the timing of orders in the second half of fiscal 2016, our ability to meet delivery commitments in the June quarter and running through at least calendar 2017 and our ability to support long-term service needs in our existing refurbishment centers and our intent to make incremental capacity investments in Germany and California. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with, any general worldwide economic recovery, growth in demand for our products (including those which are used in the flat panel display market, including the manufacture of OLED displays), the worldwide demand for flat panel displays (such as OLED), the demand for and use of the Company’s products in commercial applications, our successful implementation of our customer design wins, our and our customers’

Exhibit 99.1

exposure to risks associated with worldwide economic conditions, the mix and pricing of our products, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to successfully integrate our recent acquisition into our operations, our ability to have our customers qualify our product offerings, worldwide government economic policies, our ability to successfully construct incremental capacity at our facilities and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company. Actual results, events and performance may differ materially from those presented herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is one of the world’s leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 2000 and Standard & Poor’s SmallCap 600 Index. For more information about Coherent, visit the company's website at www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000